Exhibit 10.10.1

ADDENDUM TO SEVERANCE AGREEMENT

THIS ADDENDUM TO THE SEVERANCE AGREEMENT (the “Addendum”) is effective as of the date set forth below, by and between International Textile Group, Inc. (the “Company”), and                                  (the “Executive”).

RECITALS:

A. Company and Executive have previously entered into a Severance Agreement effective                      (the “Agreement”); and

B. Company and Executive seek to amend the Agreement in order to comply with the provisions of Internal Revenue Code section 409A;

IN CONSIDERATION OF THE FOREGOING, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Page 2, Paragraph 2 of the Agreement is deleted in its entirety and replaced with the following:

2) A pro-rata share of any incentive or bonus payment earned for performance results for the plan year during which your employment is terminated. Such a pro-rata payment must be approved by the Board of Directors or designate when all bonus payments for all participants are approved.

2.	The first two sentences of the first paragraph of Page 3 of the Agreement are deleted in their entirety and replaced with the following:

Except as set forth in the previous sentence, all payments due hereunder as a result of the termination of your employment shall be paid in such installments established by the Company for all salaried employees; however, subject to the payment of certain installments in accordance with the short-term deferral exception of Treasury Regulation Section 1.409A-1(b)(4), severance payments will not commence earlier than the date that is six month after the date of the your separation from service, as defined under Internal Revenue Code section 409A (or, if earlier, the date of your death).

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date written below.

INTERNATIONAL TEXTILE GROUP, INC.

By:

Agreed and accepted:

Name

Dated: